Exhibit 10.7

ATLAS ENERGY, L.P.

2010 LONG-TERM INCENTIVE PLAN

OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of         , 20      (the “Grant Date”) by and between                     , (“Participant”) and ATLAS ENERGY, L.P. (together with its successors and assigns hereinafter referred to as, the “Partnership”).

WHEREAS, the Partnership’s 2010 Long-Term Incentive Plan (the “Plan”) provides for the granting of Options by the Committee to Employees of Atlas Energy GP, LLC, the Partnership or one of their Affiliates (collectively, “Atlas”), in accordance with the terms and provisions thereof; and

WHEREAS, the Committee has determined that it would be in the best interest of the Partnership to grant the Options described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Option.

Subject to the terms and conditions hereinafter set forth, the Partnership, with the approval and at the direction of the Committee, hereby grants to the Participant, an Option to purchase up to              units of limited partner interest of the Partnership (the “Units”), at an exercise price of $          per Unit. Such option is hereinafter referred to as the “Option” and the Units purchasable upon exercise of the Option are hereinafter sometimes referred to as the “Option Units.” The Option is not intended to be an Incentive Stock Option.

2.	Installment Exercise.

Subject to such further limitations as are provided herein, the Option shall become exercisable in [        ] installments, the Participant having the right hereunder to purchase from the Partnership the following number of Option Units upon exercise of the Option, on and after the following dates, in cumulative fashion, if the Participant continues to be employed by, or provide service to Atlas through the applicable date:

(a) [on and after the first anniversary of the Grant Date, up to      % (ignoring fractional Units) of the total number of Option Units;

(b) on and after the second anniversary of the Grant Date, up to an additional     % (ignoring fractional Units) of the total number of Option Units;

(c) on and after the third anniversary of the Grant Date, up to an additional     % (ignoring fractional Shares) of the total number of Option Shares; and

(d) on and after the fourth anniversary of the Grant Date, the remaining Option Shares.]

3.	Termination of Option.

(a) The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised or terminated earlier in accordance with the terms of this Agreement, shall terminate and become null and void after the expiration of ten (10) years from the Grant Date (the “Option Term”).

(b) Upon the Participant’s termination of employment by Atlas (“Termination of Employment”) or termination of service to Atlas (“Termination of Service”) by reason of Disability, the portion of the Option that was outstanding and exercisable as of such Termination of Employment may be exercised by the Participant during the six (6)-month period following the date of Termination of Employment by reason of Disability, but not later than the end of the Option Term.

(c) Upon the Participant’s Termination of Employment or Termination of Service by reason of death, any unvested portion of the Option shall immediately vest in full and become exercisable by the Participant’s legal representative for the one (1) year period following the date of Termination of Employment or Termination of Service, but not later than the end of the Option Term.

(d) Upon the Participant’s Termination of Employment or Termination of Service for Cause, any unexercised portion of the Option shall immediately terminate and become null and void.

(e) Upon the Participant’s Termination of Employment or Termination of Service other than as provided for in Sections 3(b), (c) and (d) above, the portion of the Option that was outstanding and exercisable as of such Termination of Employment or Termination of Service may only be exercised during the ninety (90) day period following such Termination of Employment or Termination of Service, but not later than the end of the Option Term.

(f) A transfer of the Participant’s employment between the Partnership and any Subsidiary or Affiliate, or between any Subsidiaries or Affiliates, shall not be deemed to be a Termination of the Employment.

4.	Exercise of Option.

(a) The Participant may exercise the Option with respect to all or any part of the Option Units granted hereunder by giving the Partnership or its delegate notice of intent to exercise, according to procedures established by the Partnership. The notice of exercise shall specify the number of Option Units as to which the Option is to be exercised, the exercise date and other information required by the Partnership or its delegate.

(b) Full payment (in U.S. dollars) by the Participant of the exercise price for the Option Units purchased, and the applicable tax withholding amount, shall be made on or before the exercise date in cash, or, as and to the extent permitted by the Committee, the exercise price may be paid by any of the other methods allowed under Section 6(a) of the Plan.

(c) As soon as is practicable after the exercise date, the Partnership shall cause to be delivered to the Participant the Option Units then being purchased (out of theretofore unissued Units or reacquired Units, as the Partnership may elect) upon full payment for such Option Units. The obligation of the Partnership to deliver Units shall, however, be subject to the conditions set forth in the Plan (including, without limitation, under Section 6(d) thereof).

(d) If the Participant fails to pay for any of the Option Units exercised or fails to accept delivery thereof, the Participant’s right to purchase such Option Units may be terminated by the Partnership.

(e) Any exercise of the Option shall be subject to applicable federal (including FICA), state and local tax withholding, in accordance with Section 8(b) of the Plan. Unless the Committee determines otherwise, the Participant or other person exercising the Option shall be required to pay to Atlas the amount of any taxes that Atlas is required to withhold with respect to exercise of the Option. Atlas may also deduct from any compensation or other amounts owing to the Participant, including by payroll deduction or withholding of Option Units, the amount of any applicable taxes with respect to the Option. If the Committee determines that Option Units may be used to satisfy tax withholding, such Option Units shall be valued based on their Fair Market Value at the time the tax withholding is required to be made; provided, however, that not more than the legally required minimum tax withholding amount may be settled by Option Unit withholding. If the Participant fails to pay any required tax withholding amount in the manner specified by Atlas when the Option is exercised, after receiving written notice from Atlas, Atlas is authorized to cancel the Option, in which case the Option shall be forfeited and shall not be exercisable.

5.	Change in Control.

The provisions of the Plan applicable to a Change in Control shall apply to the Options, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6.	Restrictive Covenants.

As a condition of this grant, the Participant agrees as follows:

(a) The Participant agrees, at all times, to hold in strict confidence all Confidential Information (as defined below) and never, during the course of the Participant’s employment with, or provision of services to, Atlas or thereafter, to make any use of such information except as (and then, only to the extent) required to perform the Participant’s employment duties. The restrictions of this paragraph (a) shall not apply to information or data that the Participant can establish is or has become known to the public generally through no fault of the Participant or has come into the Participant’s possession lawfully and not through the Participant’s employment.

(i) For purposes of this Agreement, “Confidential Information” means all commercially sensitive information and data, in whatever format, originated by, or on behalf of, or within the knowledge or possession of, Atlas, or any independent contractor performing services on behalf of Atlas. Without limiting the foregoing, Confidential Information includes, but is not limited to, information that has been designated as proprietary or confidential; information constituting trade secrets; information that, by the nature of the surrounding circumstances, should be treated as proprietary or confidential; and information or data conceived, discovered or developed in whole or in part by the Participant while employed by, or providing services to, Atlas.

(ii) The Participant acknowledges that the Participant’s relationship with Atlas is one of confidence and trust such that the Participant has in the past been, and may in the future be, privy to Confidential Information of Atlas.

(b) The Participant agrees that during the Participant’s employment with, or provision of services to, Atlas and for a period of 12 months following termination of the Participant’s employment with, or provision of services to, Atlas, regardless of the reason for such termination:

(i) The Participant will not, directly or indirectly, solicit, or attempt to solicit, for employment, with the Participant or with any other person or entity, any employee, consultant, and/or other independent contractor of Atlas, nor will the Participant, directly or indirectly, solicit or induce, or attempt to solicit or induce, any such individual to leave his or her employment with Atlas or to terminate his or her agreement to provide services to Atlas.

(ii) The Participant will not, directly or indirectly, solicit, or attempt to solicit, any lease or other interest in oil and gas or real property benefitting oil and gas operations for the Participant, or for any other person or entity, from any lessor and/or transferor of oil and gas rights (or holder of any right of way) or prospective lessor and/or transferor of such rights of Atlas (a) with which/whom the Participant had contact within the 12 months prior to the termination of the Participant’s employment with, or provision of services to, Atlas or (b) for which the Participant had access to Confidential Information, during and by virtue of the Participant’s employment or service with Atlas.

(c) The Participant acknowledges and agrees that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of Atlas and that the Partnership would not have entered into this Agreement in the absence of such restrictions.

(d) The Participant acknowledges and agrees that any breach by the Participant of any of the covenants or agreements contained in this Section 6 will result in irreparable injury to Atlas, for which Atlas may be entitled to any remedy at law or equity, including specific performance of the Participant’s obligations under this Section 6, as well as injunctive relief without the posting of any bond, such as may be granted by a court with competent jurisdiction.

(e) In addition to the foregoing remedies, the Participant agrees that in the event the Participant breaches any of the covenants or agreements contained in this Section 6, the Committee may take any of the actions described in Section 14 of this Agreement.

(f) If any provision of this Section 6 or the application hereof is determined by any court with competent jurisdiction to be invalid or unenforceable, the other portions of this Section 6 or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any court of competent jurisdiction determines that any provision of this Section 6 is unenforceable, then the Participant agrees to the reformation of any such covenant or agreement by the court to limits that the courts finds to be enforceable.

(g) The provisions of this Section 6 shall survive the termination of this Agreement and termination of the Participant’s employment with, or provision of services to, Atlas.

7.	Adjustment of and Changes in Units of the Partnership.

In the event that any transaction or event affects the Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee or the Board shall make such adjustment to the Option as is provided for in Section 4(a) of the Plan.

8.	No Rights as Unitholder.

Neither the Participant nor any personal representative shall be, or shall have any of the rights and privileges of, a unitholder of the Partnership with respect to any Units purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

9.	Non-Transferability of the Option.

During the Participant’s lifetime, the Option shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Option shall not be transferable except, in the case of death of the Participant, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Partnership may terminate the Option by notice to the Participant and it shall thereupon become null and void.

10.	No Contract of Employment.

This Agreement shall not constitute a contract of employment, and shall not confer upon the Participant any right to continued employment or other service relationship with Atlas, nor shall it interfere with or limit in any way the right of Atlas to terminate the employment or other service relationship of the Participant at any time.

11.	Amendment of Option.

The Option may be amended by the Board or the Committee at any time, subject to the provisions of Section 7(b) of the Plan.

12.	Notice.

Any notice to the Partnership provided for in this instrument shall be addressed to it in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Partnership shall have notified Participant in writing and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Partnership. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13.	Incorporation of Plan by Reference.

The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Agreement shall in all respects be interpreted in accordance with the Plan. This Agreement is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Units, (iii) changes in capitalization of the

Partnership, and (iv) other requirements of applicable law. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder, all in accordance with the provisions of the Plan (including Section 3 thereof).

14.	Cancellation and Rescission of Option.

(a) Notwithstanding anything in this Agreement to the contrary, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the exercise of the Option at any time if the Participant (i) is convicted of a felony or a crime of moral turpitude with respect to the Partnership or its Subsidiaries or Affiliates; (ii) engages in fraud or embezzlement with respect to the Partnership or its Subsidiaries or Affiliates; or (iii) materially breaches the Participant’s obligations under any written non-competition, non-solicitation or confidentiality agreement entered into between the Participant and Atlas, including any of the covenants and agreements in Section 6 of this Agreement (each, a “Rescission Event”).

(b) Upon exercise of an Option, the Committee may require that the Participant certify in a manner acceptable to the Committee that he or she has not engaged in any conduct that constitutes a Rescission Event. In the event that a Participant engages in conduct that constitutes a Rescission Event before, or during the one-year period after, any exercise of the Option, such exercise may be rescinded by the Partnership within two years after the Participant engages in such conduct. In the event of any such rescission, the Participant shall pay to the Partnership the amount of any gain realized or payment received as a result of the rescinded Option, in such manner and on such terms and conditions as may be required by the Committee, and the Partnership shall be entitled to set off against the amount of any such gain any amounts owed to the Participant by Atlas.

15.	Applicable Policies.

The grant made pursuant to this Agreement shall be subject to any applicable clawback and other policies established by the Board or the Committee from time to time.

16.	Governing Law.

This Agreement, and all determinations made and actions taken thereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except that Section 6 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws thereof.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Partnership has caused its duly authorized officer to execute and attest to this Grant of Unit Option and the Participant has placed his or her signature hereon, effective as of the date hereof.

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC, its general partner

By:
Lisa Washington, Chief Legal Officer

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions and determinations of the Committee or Board with respect to the Option shall be final and binding.

Date	, Participant